Exhibit 10.03

On May 14, 2010, GenSpera’s Leadership Development and Compensation Committee approved an amendment to Mr. Dionne’s employment agreement in order to increase his base salary.   Pursuant to the amendment, which is effective as of January 1, 2010, Mr. Dionne’s Base Salary increased to $270,000 per year.  All other terms of the employment agreement remain unchanged and in effect.